EXHIBIT 107

Calculation of Filing Fee Tables[1]
Form S-1
Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.05 par value per share (3)	Rule 457(o)	-	-	$10,000,000	0.0001102	$1,102.00
Equity	Warrants to purchase shares of common stock (4)	Rule 457(g)	-	-	-	-	-
Equity	Common stock, $0.05 par value per share, issuable upon exercise of Warrant	Rule 457(o)	-	-	10,000,000	0.0001102	1,102.00
Equity	Pre-funded Warrants to purchase Common Stock and accompany Warrant (4)	Rule 457(g)	-	-	-	-	-
Equity	Common stock, $0.05 par value per share, issuable upon exercise of Pre-funded Warrants (3)	Rule 457(o)	-	-	Included above	-	-
Equity	Underwriter warrants (4)	Rule 457(g)	-	-	-	-	-
Equity	Common stock, $0.05 par value per share, issuable upon exercise of underwriter warrants	Rule 457(o)	-	-	550,000	0.0001102	60.61

Total Offering Amounts					$20,550,000		$2,264.61
Total Fees Previously Paid							$1,157.10
Total Fee Offsets							--
Net Fee Due							$1,107.51

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock split, stock dividends, recapitalizations, or other similar transactions.

(3)

The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, pre-funded warrants and common stock warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

[1] Updated Table